                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              _____________________________________________________

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                 Amendment No. 2

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              _____________________
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                           ___________________________
                         (Title of Class of Securities)

                                   38141G 10 4
                              _____________________
                                 (CUSIP Number)

                                 Robert J. Katz
                                 Gregory K. Palm
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              ____________________
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                  June 16, 2000
                              ____________________
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                        (Continued on following pages)

---------------------
CUSIP NO. 38141G 10 4                  13D
---------------------

------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.
------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   As to a group consisting solely of Covered Persons(1)         (a)   [x]
   As to a group consisting of persons other than Covered
   Persons                                                       (b)   [x]
------------------------------------------------------------------------------
3.  SEC USE ONLY
------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
   (Applies to each person listed on Appendix A.)
------------------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED           [ ]
   PURSUANT TO ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)
------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
------------------------------------------------------------------------------
                                7. SOLE VOTING POWER (See Item 6)
           NUMBER OF               As to Covered Shares, 0
            SHARES                 As to Uncovered Shares, as stated in
         BENEFICIALLY              Appendix A
           OWNED BY
           REPORTING
            PERSON
             WITH
                                ----------------------------------------------
                                8. SHARED VOTING POWER (See Item 6)
                                   (Applies to each person listed on Appendix
                                   A.)
                                   275,362,588 Covered Shares held by Covered
                                   Persons
                                   141,522 Uncovered Shares held by Covered
                                   Persons(3)
                                   1,587,808 Other Uncovered Shares held by
                                   Covered Persons(4)
                                   21,975,421 shares held by KAA(5)
                                   21,425,052 shares held by SBCM(5)/(6)
                                ----------------------------------------------
                                9. SOLE DISPOSITIVE POWER (See Item 6)
                                   As to Covered Shares, less than 1%
                                   As to Uncovered Shares, as stated in
                                   Appendix A
                                ----------------------------------------------
                                10. SHARED DISPOSITIVE POWER (See Item 6):
                                    As to Covered Shares, 0
                                    As to Uncovered Shares, as stated in
                                    Appendix A
------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 277,091,918(7)
------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [X](7)
     CERTAIN SHARES (Applies to each person listed on Appendix A.)
------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             62.6%(7)
------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON: OO as to persons listed in
   Appendix A under the caption "Trusts"; PN as to persons
   listed in Appendix A under the caption "Partnerships"; IN as to all other persons listed in Appendix A.
_______________
(1)  For a definition of this term, please see Item 2.
(2)  For a definition of this term, please see Item 3.
(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.
(4) These are Uncovered Shares held by 92 private charitable foundations established by 92 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.
(6) The 21,425,052 shares held by SBCM exclude 7,440,362 shares of Nonvoting Common Stock held by SBCM which, although immediately convertible into Common Stock, cannot currently be converted by SBCM due to restrictions imposed under the Bank Holding Company Act of 1956, as amended. Please see the separate Schedule 13D filed by SBCM and any amendments thereto for information relating to such shares. Each Covered Person disclaims beneficial ownership as to the Nonvoting Common Stock held by SBCM.
(7) Excludes 21,425,052 and 21,975,421 shares of Common Stock held by SBCM and KAA, respectively, as to which each Covered Person disclaims beneficial ownership. See also note 6. Each Covered Person disclaims beneficial ownership as to the Nonvoting Common Stock held by SBCM.

                                                                    APPENDIX A

                            ITEM 6
                          Citizenship         ITEM 7            ITEM 8             ITEM 9            ITEM 10
                            (United            Sole             Shared              Sole             Shared
                            States            Voting            Voting          Dispositive        Dispositive
      ITEM 1                unless           Power of          Power of           Power of          Power of
Names of Reporting         otherwise         Uncovered         Uncovered         Uncovered          Uncovered
      Persons             indicated)          Shares            Shares             Shares            Shares
      -------             ----------          ------            ------             ------            ------
Bradley I. Abelow                                0                 0                 0                  0
Peter C. Aberg                                   0                 0                 0                  0
Paul M. Achleitner          Austria              0                 0                 0                  0
Alberto F. Ades            Argentina             0                 0                 0                  0
Gregory A. Agran                                 0                 0                 0                  0
Raanan A. Agus                                   0                 0                 0                  0
Jonathan R. Aisbitt           UK                 0                 0                 0                  0
Elliot M. Alchek                                 0                 0                 0                  0
Andrew M. Alper                                  0                 0                 0                  0
Philippe J. Altuzarra       France               0                 0                 0                  0
Lay Pheng Ang              Singapore             0                 0                 0                  0
Kazutaka P. Arai          North Korea/           0                 0                 0                  0
                           South Korea
David M. Atkinson             UK                 0                 0                 0                  0
Mitchel J. August                                0                 0                 0                  0
Armen A. Avanessians                             0                 0                 0                  0
Dean C. Backer                                   0                 0                 0                  0
Michiel J. Bakker             The                0                 0                 0                  0
                          Netherlands
Mark E. Bamford                                  0                 0                 0                  0
John S. Barakat                                  0                 0                 0                  0
Barbara J. Basser-Bigio                          0                 0                 0                  0
Carl-Georg                  Germany              0                 0                 0                  0
Bauer-Schlichtegroll
David M. Baum                                    0                 0                 0                  0
Patrick Y. Baune            France               0                 0                 0                  0
Robert A. Beckwitt                               0                 0                 0                  0
Jonathan A. Beinner                              0                 0                 0                  0
Ron E. Beller                                    0                 0                 0                  0
Tarek M. Ben Halim           Saudi               0                 0                 0                  0
                            Arabia
Jaime I. Bergel              Spain               0                 0                 0                  0
Milton R. Berlinski           The                0                 0                 0                  0
                          Netherlands
Andrew S. Berman                                 0                 0                 0                  0
Frances R. Bermanzohn                            0                 0                 0                  0
Stuart N. Bernstein                              0                 0                 0                  0
Robert A. Berry               UK                 0                 0                 0                  0
Jean-Luc Biamonti           Monaco               0                 0                 0                  0
James J. Birch                UK                 0                 0                 0                  0
Lloyd C. Blankfein                               0                 0                 0                  0
David W. Blood                                   0                 0                 0                  0
Randall A. Blumenthal                            0                 0                 0                  0

                               ITEM 6
                             Citizenship          ITEM 7            ITEM 8              ITEM 9            ITEM 10
                               (United          Sole                Shared               Sole            Shared
                               States           Voting              Voting           Dispositive         Dispositive
       ITEM 1                  unless           Power of           Power of            Power of          Power of
 Names of Reporting           otherwise         Uncovered          Uncovered          Uncovered          Uncovered
       Persons               indicated)           Shares            Shares              Shares             Shares
       -------               ----------           ------            ------              ------             ------
David R. Boles                                      0                  0                  0                  0
Alison L. Bott                   UK                 0                  0                  0                  0
Charles W.A. Bott                UK                 0                  0                  0                  0
Charles C. Bradford III                             0                  0                  0                  0
Benjamin S. Bram                                    0                  0                  0                  0
Thomas C. Brasco                                    0                  0                  0                  0
Daniel G. Brennan                                   0                  0                  0                  0
Peter L. Briger, Jr.                                0                  0                  0                  0
Craig W. Broderick                                  0                  0                  0                  0
Richard J. Bronks                UK                 0                  0                  0                  0
Charles K. Brown                 UK                 0                  0                  0                  0
James K. Brown                                      0                  0                  0                  0
Peter D. Brundage                                   0                  0                  0                  0
Sholom Bryski                                       0                  0                  0                  0
John J. Bu                                          0                  0                  0                  0
Lawrence R. Buchalter                               0                  0                  0                  0
Mark J. Buisseret                UK                 0                  0                  0                  0
Steven M. Bunson                                    0                  0                  0                  0
Timothy B. Bunting               UK                 0                  0                  0                  0
Andrew J. Burke-Smith          Canada               0                  0                  0                  0
Calvert C. Burkhart                                 0                  0                  0                  0
Michael S. Burton                UK                 0                  0                  0                  0
George H. Butcher III                               0                  0                  0                  0
Mary D. Byron                                       0                  0                  0                  0
Lawrence V. Calcano                                 0                  0                  0                  0
Elizabeth V. Camp                                   0                  0                  0                  0
John D. Campbell                                    0                  0                  0                  0
Laurie G. Campbell             Canada               0                  0                  0                  0
Richard M.
Campbell-Breeden                 UK                 0                  0                  0                  0
Carmine C. Capossela                                0                  0                  0                  0
Mark M. Carhart                                     0                  0                  0                  0
Anthony H. Carpet                                   0                  0                  0                  0
Michael J. Carr                                     0                  0                  0                  0
Christopher J. Carrera                              0                  0                  0                  0
Virginia E. Carter                                  0                  0                  0                  0
Calvin R. Carver, Jr.                               0                  0                  0                  0
Mary Ann Casati                                     0                  0                  0                  0
Chris Casciato                                      0                  0                  0                  0
Douglas W. Caterfino                                0                  0                  0                  0
Michael J. Certo                                    0                  0                  0                  0
Varkki P. Chacko              USA/India             0                  0                  0                  0
David K. Chang                 Taiwan               0                  0                  0                  0

                             ITEM 6
                           Citizenship          ITEM 7            ITEM 8               ITEM 9             ITEM 10
                             (United             Sole             Shared                Sole              Shared
                             States             Voting            Voting            Dispositive         Dispositive
      ITEM 1                 unless            Power of          Power of             Power of           Power of
Names of Reporting          otherwise          Uncovered         Uncovered           Uncovered           Uncovered
      Persons              indicated)           Shares            Shares               Shares             Shares
      -------              ----------           ------            ------               ------             ------
Thomas P. Chang                                   0                  0                   0                  0
Sacha A. Chiaramonte         Germany              0                  0                   0                  0
Andrew A. Chisholm           Canada               0                  0                   0                  0
Robert J. Christie                                0                  0                   0                  0
Peter T. Cirenza                                  0                  0                   0                  0
Kent A. Clark                Canada               0                  0                   0                  0
Zachariah Cobrinik                                0                  0                   0                  0
Abby Joseph Cohen                                 0                  0                   0                  0
Lawrence H. Cohen                                 0                  0                   0                  0
Marc I. Cohen                                     0                  0                   0                  0
Gary D. Cohn                                      0                  0                   0                  0
Christopher A. Cole                               0                  0                   0                  0
Timothy J. Cole                                   0                  0                   0                  0
Laura C. Conigliaro                               0                  0                   0                  0
Liam Connell                                      0                  0                   0                  0
Thomas G. Connolly         Ireland/USA            0                  0                   0                  0
Frank T. Connor                                   0                  0                   0                  0
Donna L. Conti                                    0                  0                   0                  0
Karen R. Cook                  UK                 0                  0                   0                  0
Edith W. Cooper                                   0                  0                   0                  0
Philip A. Cooper                                  0                  0                   0                  0
Carlos A. Cordeiro                                0                  0                   0                  0
Henry Cornell                                     0                  0                   0                  0
E. Gerald Corrigan                                0                  0                   0                  0
Jon S. Corzine                                    0                  0                   0                  0
Claudio Costamagna            Italy               0                  0                   0                  0
Frank L. Coulson, Jr.                             0                  0                   0                  0
Kenneth Courtis                                   0                  0                   0                  0
Randolph L. Cowen                                 0                  0                   0                  0
Neil D. Crowder                                   0                  0                   0                  0
Eduardo A. Cruz                                   0                  0                   0                  0
John P. Curtin, Jr.                               0                  0                   0                  0
John W. Curtis                                    0                  0                   0                  0
Stephen C. Daffron                                0                  0                   0                  0
John S. Daly                 Ireland              0                  0                   0                  0
Philip M. Darivoff                                0                  0                   0                  0
Matthew S. Darnall                                0                  0                   0                  0
Timothy D. Dattels           Canada               0                  0                   0                  0

                                     ITEM 6
                                   Citizenship         ITEM 7            ITEM 8           ITEM 9          ITEM 10
                                     (United            Sole             Shared            Sole          Shared
                                     States            Voting            Voting         Dispositive      Dispositive
       ITEM 1                        unless           Power of          Power of         Power of        Power of
 Names of Reporting                 otherwise         Uncovered        Uncovered         Uncovered       Uncovered
      Persons                      indicated)          Shares            Shares           Shares           Shares
      -------                      ----------          ------            ------           ------           ------
Gavyn Davies                           UK                 0                0                 0               0
Michael G. De Lathauwer              Belgium              0                0                 0               0
David A. Dechman                                          0                0                 0               0
Mark Dehnert                                              0                0                 0               0
Paul C. Deighton                       UK                 0                0                 0               0
James Del Favero                    Australia             0                0                 0               0
Juan A. Del Rivero                    Spain               0                0                 0               0
Robert V. Delaney                                         0                0                 0               0
Joseph Della Rosa                                         0                0                 0               0
Emanuel Derman                                            0                0                 0               0
Martin R. Devenish                     UK                 0                0                 0               0
Andrew C. Devenport                    UK                 0                0                 0               0
Stephen D. Dias                        UK                 0                0                 0               0
Armando A. Diaz                                           0                0                 0               0
Alexander C. Dibelius                Germany              0                0                 0               0
Paul M. DiNardo                                           0                0                 0               0
Simon P. Dingemans                     UK                 0                0                 0               0
Sandra D'Italia                                           0                0                 0               0
Michele I. Docharty                                       0                0                 0               0
Paula A. Dominick                                         0                0                 0               0
Noel B. Donohoe                      Ireland              0                0                 0               0
Jana Hale Doty                                            0                0                 0               0
Robert G. Doumar, Jr.                                     0                0                 0               0
Thomas M. Dowling                                         0                0                 0               0
John O. Downing                                           0                0                 0               0
Michael B. Dubno                                          0                0                 0               0
Connie K. Duckworth                                       0                0                 0               0
William C. Dudley                                         0                0                 0               0
Brian J. Duffy                                            0                0                 0               0
Matthieu B. Duncan                                        0                0                 0               0
C. Steven Duncker                                         0                0                 0               0
Karlo J. Duvnjak                     Canada               0                0                 0               0
Jay S. Dweck                                              0                0                 0               0
Gordon E. Dyal                                            0                0                 0               0
Isabelle Ealet                       France               0                0                 0               0
Glenn P. Earle                         UK                 0                0                 0               0
Paul S. Efron                                             0                0                 0               0
Herbert E. Ehlers                                         0                0                 0               0
Alexander S. Ehrlich                                      0                0                 0               0
John E. Eisenberg                                         0                0                 0               0
Edward K. Eisler                     Austria              0                0                 0               0

                                           ITEM 6
                                         Citizenship          ITEM 7           ITEM 8              ITEM 9            ITEM 10
                                           (United             Sole            Shared               Sole            Shared
                                           States             Voting           Voting            Dispositive        Dispositive
        ITEM 1                             unless            Power of         Power of             Power of          Power of
  Names of Reporting                      otherwise          Uncovered        Uncovered           Uncovered         Uncovered
       Persons                           indicated)           Shares            Shares              Shares             Shares
       -------                           ----------           ------            ------              ------             ------
Glenn D. Engel                                                   0                 0                  0                 0
Davide G. Erro                              Italy                0                 0                  0                 0
Michael P. Esposito                                              0                 0                  0                 0
George C. Estey                            Canada                0                 0                  0                 0
Mark D. Ettenger                                                 0                 0                  0                 0
Bruce J. Evans                                                   0                 0                  0                 0
J. Michael Evans                           Canada                0                 0                  0                 0
W. Mark Evans                              Canada                0                 0                  0                 0
Charles P. Eve                               UK                  0                 0                  0                 0
Brian F. Farr                                                    0                 0                  0                 0
Elizabeth C. Fascitelli                                          0                 0                  0                 0
Jeffrey F. Fastov                                                0                 0                  0                 0
Pieter Maarten Feenstra                      The                 0                 0                  0                 0
                                         Netherlands
Steven M. Feldman                                                0                 0                  0                 0
Laurie R. Ferber                                                 0                 0                  0                 0
Robert P. Fisher, Jr.                                            0                 0                  0                 0
Lawton W. Fitt                                                   0                 0                  0                 0
Stephen C. Fitzgerald                     Australia              0                 0                  0                 0
Thomas M. Fitzgerald III                                         0                 0                  0                 0
Daniel M. Fitzpatrick                                            0                 0                  0                 0
James A. Fitzpatrick                                             0                 0                  0                 0
David N. Fleischer                                               0                 0                  0                 0
David B. Ford                                                    0                 0                  0                 0
Edward C. Forst                                                  0                 0                  0                 0
George B. Foussianes                                             0                 0                  0                 0
Oliver L. Frankel                                                0                 0                  0                 0
Matthew T. Fremont-Smith                                         0                 0                  0                 0
Christopher G. French                        UK                  0                 0                  0                 0
Richard A. Friedman                                              0                 0                  0                 0
Matthias K. Frisch                       Switzerland             0                 0                  0                 0
C. Douglas Fuge                                                  0                 0                  0                 0
Shirley Fung                                 UK                  0                 0                  0                 0
Joseph D. Gatto                                                  0                 0                  0                 0
Emmanuel Gavaudan                          France                0                 0                  0                 0
Nicholas J. Gaynor                           UK                  0                 0                  0                 0
Eduardo B. Gentil                                                0                 0                  0                 0
Peter C. Gerhard                                                 0                 0                  0                 0
Nomi P. Ghez                             Israel/USA              0                 0                  0                 0
Scott A. Gieselman                                               0                 0                  0                 0
H. John Gilbertson, Jr.                                          0                 0                  0                 0

                                   ITEM 6
                                Citizenship                                       ITEM 8                 ITEM 9            ITEM 10
                                  (United                  ITEM 7                 Shared                  Sole            Shared
                                   States               Sole Voting               Voting               Dispositive      Dispositive
       ITEM 1                      unless                 Power of               Power of               Power of          Power of
 Names of Reporting              otherwise               Uncovered               Uncovered              Uncovered         Uncovered
      Persons                    indicated)                Shares                 Shares                 Shares             Shares
      -------                    ----------                ------                 ------                 ------             ------
Joseph H. Gleberman                                          0                       0                      0                 0
Richard J. Gnodde               Ireland/South                0                       0                      0                 0
                                   Africa
Jeffrey B. Goldenberg                                        0                    2,860(8)                  0              2,860(8)
Jacob D. Goldfield                                           0                       0                      0                 0
James S. Golob                                               0                       0                      0                 0
Amy O. Goodfriend                                            0                       0                      0                 0
Jay S. Goodgold                                              0                       0                      0                 0
Andrew M. Gordon                                             0                       0                      0                 0
Anthony J. Gordon                                            0                       0                      0                 0
Robert D. Gottlieb                                           0                       0                      0                 0
Frank J. Governali                                           0                       0                      0                 0
Lorenzo Grabau                     Italy                     0                       0                      0                 0
Geoffrey T. Grant                                            0                       0                      0                 0
William M. Grathwohl                                         0                       0                      0                 0
David J. Greenwald                                           0                       0                      0                 0
Louis S. Greig                       UK                      0                       0                      0                 0
Peter W. Grieve                                              0                       0                      0                 0
Christopher Grigg                    UK                      0                       0                      0                 0
Douglas C. Grip                                              0                       0                      0                 0
Eric P. Grubman                                              0                       0                      0                 0
Celeste A. Guth                                              0                       0                      0                 0
Joseph D. Gutman                                             0                       0                      0                 0
Peter T. Gutman                                              0                       0                      0                 0
Erol Hakanoglu                     Turkey                    0                       0                      0                 0
Roger C. Harper                                              0                       0                      0                 0
Charles T. Harris III                                        0                       0                      0                 0
Robert S. Harrison                                           0                       0                      0                 0
Shelley A. Hartman                                           0                       0                      0                 0
Paul R. Harvey                                               0                       0                      0                 0
Arthur J. Hass                                               0                       0                      0                 0
Nobumichi Hattori                  Japan                     0                       0                      0                 0
Stephen J. Hay                       UK                      0                       0                      0                 0
Walter H. Haydock                                            0                       0                      0                 0
Isabelle Hayen                    Belgium                    0                       0                      0                 0
Keith L. Hayes                       UK                      0                       0                      0                 0
Thomas J. Healey                                             0                       0                      0                 0
John P. Heanue                                               0                       0                      0                 0
Robert C. Heathcote                  UK                      0                       0                      0                 0

--------------------
(8) Shared with family members.

                                 ITEM 6
                               Citizenship           ITEM 7               ITEM 8               ITEM 9               ITEM 10
                               (United                Sole                Shared                Sole                Shared
                               States                Voting               Voting             Dispositive          Dispositive
       ITEM 1                  unless               Power of             Power of             Power of             Power of
 Names of Reporting            otherwise            Uncovered            Uncovered            Uncovered            Uncovered
       Persons                 indicated)            Shares               Shares               Shares               Shares
       -------                 ----------            ------               ------               ------               ------
Sylvain M. Hefes                 France                 0                    0                    0                    0
David B. Heller                                         0                    0                    0                    0
Steven M. Heller                                        0                    0                    0                    0
R. Douglas Henderson                                    0                    0                    0                    0
David L. Henle                                          0                    0                    0                    0
Mary C. Henry                                           0                    0                    0                    0
Raimund W. Herden               Germany                 0                    0                    0                    0
Bruce A. Heyman                                         0                    0                    0                    0
Robert E. Higgins                                       0                    0                    0                    0
Joanne M. Hill                                          0                    0                    0                    0
M. Roch Hillenbrand                                     0                    0                    0                    0
Maykin Ho                                               0                    0                    0                    0
Timothy E. Hodgson               Canada                 0                    0                    0                    0
Jacquelyn M.                     Canada                 0                    0                    0                    0
Hoffman-Zehner
Christopher G. Hogg                New                  0                    0                    0                    0
                               Zealand/USA
Daniel E. Holland III                                   0                    0                    0                    0
Teresa E. Holliday                                      0                    0                    0                    0
Gregory T. Hoogkamp                                     0                    0                    0                    0
Thomas J. Hopkins                                       0                    0                    0                    0
Robert D. Hormats                                       0                    0                    0                    0
Robert G. Hottensen, Jr.                                0                    0                    0                    0
Michael R. Housden                 UK                   0                    0                    0                    0
Paul J. Huchro                                          0                    0                    0                    0
James A. Hudis                                          0                    0                    0                    0
Terry P. Hughes                 Ireland                 0                    0                    0                    0
Bimaljit S. Hundal                 UK                   0                    0                    0                    0
Edith A. Hunt                                           0                    0                    0                    0
Susan J. Hunt                      UK                   0                    0                    0                    0
Robert J. Hurst                                         0                    0                    0                    0
Toni Infante                                            0                    0                    0                    0
Francis J. Ingrassia                                    0                    0                    0                    0
Timothy J. Ingrassia                                    0                    0                    0                    0
Masahiro Iwano                   Japan                  0                    0                    0                    0
Raymond J. Iwanowski                                    0                    0                    0                    0
William L. Jacob III                                    0                    0                    0                    0
Mark M. Jacobs                                          0                    0                    0                    0
Richard I. Jaffee                                       0                    0                    0                    0
Reuben Jeffery III                                      0                    0                    0                    0
Stefan J. Jentzsch              Germany                 0                    0                    0                    0
Dan H. Jester                                           0                    0                    0                    0
Daniel J. Jick                                          0                    0                    0                    0
Robert H. Jolliffe                 UK                   0                    0                    0                    0
Andrew J. Jonas                                         0                    0                    0                    0

                                                                     ITEM 8             ITEM 9
                                    ITEM 6             ITEM 7        SHARED             SOLE            ITEM 10
                                 CITIZENSHIP        SOLE VOTING      VOTING          DISPOSITIVE         SHARED
           ITEM 1               (UNITED STATES       POWER OF      POWER OF           POWER OF        DISPOSITIVE
      NAMES OF REPORTING       UNLESS OTHERWISE      UNCOVERED      UNCOVERED          UNCOVERED         POWER OF
          PERSONS                  INDICATED)          SHARES        SHARES             SHARES       UNCOVERED SHARES
----------------------------   ----------------     -----------    ----------        ------------    ----------------
Robert C. Jones                                          0             0                   0                0
Chansoo Joung                                            0             0                   0                0
Andrew J. Kaiser                                         0             0                   0                0
Ann F. Kaplan                                           21             0                  21                0
Barry A. Kaplan                                          0             0                   0                0
David A. Kaplan                                          0             0                   0                0
Jason S. Kaplan                                          0             0                   0                0
Robert S. Kaplan                                         0             0                   0                0
Scott B. Kapnick                                         0             0                   0                0
Erland S. Karlsson                   Sweden              0             0                   0                0
James M. Karp                                            0             0                   0                0
Richard Katz                                             0             0                   0                0
Robert J. Katz                                           0             0                   0                0
Sofia Katzap                                             0             0                   0                0
David K. Kaugher                                         0             0                   0                0
Tetsuya Kawano                        Japan              0             0                   0                0
R. Mark Keating                                          0             0                   0                0
John L. Kelly                                            0             0                   0                0
Kevin W. Kennedy                                         0             0                   0                0
Thomas J. Kenny                                          0             0                   0                0
Lawrence S. Keusch                                       0             0                   0                0
Rustom N. Khandalavala                                   0             0                   0                0
Peter D. Kiernan III                                     0             0                   0                0
James T. Kiernan, Jr.                                    0             0                   0                0
Sun Bae Kim                          Canada              0             0                   0                0
Douglas W. Kimmelman                                     0             0                   0                0
Colin E. King                        Canada              0             0                   0                0
Robert C. King, Jr.                                      0             0                   0                0
Adrian P. Kingshott                    UK                0             0                   0                0
Timothy M. Kingston                                      0             0                   0                0
Lincoln Kinnicutt                                        0             0                   0                0
Ewan M. Kirk                           UK                0             0                   0                0
Daniel H. Klebes II                                      0             0                   0                0
Michael K. Klingher                                      0             0                   0                0
Craig A. Kloner                                          0             0                   0                0
Jonathan R. Knight                     UK                0             0                   0                0

                                                                     ITEM 8             ITEM 9
                                    ITEM 6             ITEM 7        SHARED             SOLE            ITEM 10
                                 CITIZENSHIP        SOLE VOTING      VOTING          DISPOSITIVE         SHARED
           ITEM 1               (UNITED STATES       POWER OF      POWER OF           POWER OF        DISPOSITIVE
      NAMES OF REPORTING       UNLESS OTHERWISE      UNCOVERED      UNCOVERED          UNCOVERED         POWER OF
          PERSONS                  INDICATED)          SHARES        SHARES             SHARES       UNCOVERED SHARES
----------------------------   ----------------     -----------    ----------        ------------    ----------------
Bradford C. Koenig                                        0             0                  0                0
Mark J. Kogan                                             0             0                  0                0
Stanley Kogelman                                          0             0                  0                0
Jonathan L. Kolatch                                       0             0                  0                0
Richard E. Kolman                                         0             0                  0                0
David J. Kostin                                           0             0                  0                0
Koji Kotaka                          Japan                0             0                  0                0
Peter S. Kraus                                            0            15(9)               0               15(9)
Lawrence Kutscher                                         0             0                  0                0
Christoph M. Ladanyi                Austria               0             0                  0                0
Peggy A. Lamb                                             0             0                  0                0
David  G. Lambert                                         0             0                  0                0
Thomas K. Lane                                            0             0                  0                0
Pierre F. Lapeyre, Jr.                                    0             0                  0                0
Bruce M. Larson                                           0             0                  0                0
Thomas D. Lasersohn                                       0             0                  0                0
Anthony D. Lauto                                          0             0                  0                0
John J. Lauto                                             0             0                  0                0
Matthew Lavicka                                           0             0                  0                0
David N. Lawrence                                         0             0                  0                0
Peter Layton                                              0             0                  0                0
Susan R. Leadem                                           0             0                  0                0
Andrew D. Learoyd                     UK                  0             0                  0                0
Chang-Ho J. Lee                 USA/South Korea           0             0                  0                0
Donald C. Lee                                             0             0                  0                0
Kenneth H. M. Leet                                        0             0                  0                0
Anthony J. Leitner                                        0             0                  0                0
Paulo C. Leme                                             0             0                  0                0
Hughes B. Lepic                     France                0             0                  0                0
Alan B. Levande                                           0             0                  0                0
Ronald S. Levin                                           0             0                  0                0
Jack Levy                                                 0             0                  0                0
Thomas B. Lewis, Jr.                                      0             0                  0                0
Mark E. Leydecker                                         0             0                  0                0
Matthew G. L'Heureux                                      0             0                  0                0
Gwen R. Libstag                                           0             0                  0                0
Stephen C. Lichtenauer                                    0             0                  0                0
Roger A. Liddell                      UK                  0             0                  0                0
Richard J. Lieb                                           0             0                  0                0
Mitchell J. Lieberman                                     0             0                  0                0
Syaru Shirley Lin                                         0             0                  0                0
Josephine Linden                      UK                  0             0                  0                0
Lawrence H. Linden                                        0             0                  0                0
Robert Litterman                                          0             0                  0                0


--------

9 Shared with family members.

                                                                     ITEM 8             ITEM 9
                                    ITEM 6             ITEM 7        SHARED             SOLE            ITEM 10
                                 CITIZENSHIP        SOLE VOTING      VOTING          DISPOSITIVE         SHARED
           ITEM 1               (UNITED STATES       POWER OF      POWER OF           POWER OF        DISPOSITIVE
      NAMES OF REPORTING       UNLESS OTHERWISE      UNCOVERED      UNCOVERED          UNCOVERED         POWER OF
          PERSONS                  INDICATED)          SHARES        SHARES             SHARES       UNCOVERED SHARES
----------------------------   ----------------     -----------    ----------        ------------    ----------------
Robert H. Litzenberger                                     0             0                  0                0
David McD A. Livingstone            Australia              0             0                  0                0
Douglas F. Londal                                          0             0                  0                0
Jacques M. Longerstaey             USA/Belgium             0             0                  0                0
Jonathan M. Lopatin                                        0             0                  0                0
Francisco Lopez-Balboa                                     0             0                  0                0
Victor M. Lopez-Balboa                                     0             0                  0                0
Antigone Loudiadis                      UK                 0             0                  0                0
C. Richard Lucy                                            0             0                  0                0
Michael C. Luethke                                         0             0                  0                0
Kevin L. Lundeen                                           0             0                  0                0
Michael R. Lynch                                           0             0                  0                0
Shogo Maeda                           Japan                0             0                  0                0
John A. Mahoney                                            0             0                  0                0
Sean O. Mahoney                                            0             0                  0                0
Jun Makihara                          Japan                0             0                  0                0
Russell E. Makowsky                                        0             0                  0                0
Peter G. C. Mallinson                   UK                 0             0                  0                0
Kathleen M. Maloney                                        0             0                  0                0
Charles G. R. Manby                     UK                 0             0                  0                0
Robert S. Mancini                                          0             0                  0                0
Barry A. Mannis                                            0             0                  0                0
Arthur S. Margulis, Jr.                                    0             0                  0                0
Jorge O. Mariscal                     Mexico               0             0                  0                0
Richard J. Markowitz                                       0             0                  0                0
Ronald G. Marks                                            0             0                  0                0
Robert J. Markwick                      UK                 0             0                  0                0
Eff W. Martin                                              0             0                  0                0
Jacques Martin                        Canada               0             0                  0                0
John J. Masterson                                          0             0                  0                0
David J. Mastrocola                                        0             0                  0                0
Kathy M. Matsui                                            0             0                  0                0
Tadanori Matsumura                    Japan                0             0                  0                0
Heinz Thomas Mayer                   Germany               0             0                  0                0
Thomas J. McAdam                                           0             0                  0                0
Richard F. McArdle                                         0             0                  0                0
Theresa E. McCabe                                          0             0                  0                0
Joseph M. McConnell                                        0             0                  0                0

                                                                     ITEM 8             ITEM 9
                                    ITEM 6             ITEM 7        SHARED             SOLE            ITEM 10
                                 CITIZENSHIP        SOLE VOTING      VOTING          DISPOSITIVE         SHARED
           ITEM 1               (UNITED STATES       POWER OF      POWER OF           POWER OF        DISPOSITIVE
      NAMES OF REPORTING       UNLESS OTHERWISE      UNCOVERED      UNCOVERED          UNCOVERED         POWER OF
          PERSONS                  INDICATED)          SHARES        SHARES             SHARES       UNCOVERED SHARES
----------------------------   ----------------     -----------    ----------        ------------    ----------------
Mark E. McGoldrick                                          0            0                     0                 0
Joseph P. McGrath Jr.                                       0            0                     0                 0
Stephen J. McGuinness                                       0            0                     0                 0
John C. McIntire                                            0            0                     0                 0
John W. McMahon                                             0            0                     0                 0
Geraldine F. McManus                                        0            0                     0                 0
Richard P. McNeil                 Jamaica                   0            0                     0                 0
Audrey A. McNiff                                            0            0                     0                 0
Anne Welsh McNulty                                          0            0                     0                 0
John P. McNulty                                             0            0                     0                 0
E. Scott Mead                                               0            0                     0                 0
David M. Meerschwam           The Netherlands               0            0                     0                 0
Sanjeev K. Mehra                   India                    0            0                     0                 0
Michael C. Melignano                                        0            0                     0                 0
Amos Meron                                                  0            0                     0                 0
T. Willem Mesdag                                            0            0                     0                 0
Andrew L. Metcalfe                   UK                     0            0                     0                 0
Michael R. Miele                                            0            0                     0                 0
Gunnar T. Miller                                            0            0                     0                 0
Kenneth A. Miller                                           0            0                     0                 0
Therese L. Miller                                           0            0                     0                 0
James E. Milligan                                           0            0                     0                 0
Eric M. Mindich                                             0            0                     0                 0
Peter A. Mindnich                                           0            0                     0                 0
Edward S. Misrahi                  Italy                    0            0                     0                 0
Steven T. Mnuchin                                           0            0                     0                 0
Kurt C. Mobley                                              0            0                     0                 0
Masanori Mochida                   Japan              135,428            0               135,428                 0
Karsten N. Moller                 Denmark                   0            0                     0                 0
Thomas K. Montag                                            0            0                     0                 0
Wayne L. Moore                                              0            0                     0                 0
Yukihiro Moroe                     Japan                    0            0                     0                 0
Robert B. Morris III                                        0            0                     0                 0
Michael P. Mortara                                          0            0                     0                 0
Jennifer Moses                                              0            0                     0                 0
Jeffrey M. Moslow                                           0            0                     0                 0

                                                                     ITEM 8             ITEM 9
                                    ITEM 6             ITEM 7        SHARED             SOLE            ITEM 10
                                 CITIZENSHIP        SOLE VOTING      VOTING          DISPOSITIVE         SHARED
           ITEM 1               (UNITED STATES       POWER OF      POWER OF           POWER OF        DISPOSITIVE
      NAMES OF REPORTING       UNLESS OTHERWISE      UNCOVERED      UNCOVERED          UNCOVERED         POWER OF
          PERSONS                  INDICATED)          SHARES        SHARES             SHARES       UNCOVERED SHARES
----------------------------   ----------------     -----------    ----------        ------------    ----------------
Sharmin Mossavar-Rahmani                 UK              0              0                  0                 0
Gregory T. Mount                                         0              0                  0                 0
Ian Mukherjee                            UK              0              0                  0                 0
Edward A. Mule                                           0              0                  0                 0
Eric D. Mullins                                          0              0                  0                 0
Donald J. Mulvihill                                      0              0                  0                 0
Patrick E. Mulvihill                  Ireland            0              0                  0                 0
Richard A. Murley                        UK              0              0                  0                 0
Philip D. Murphy                                        43              0                 43                 0
Thomas S. Murphy, Jr.                                    0              0                  0                 0
Gaetano J. Muzio                                         0              0                  0                 0
Michiya Nagai                          Japan             0              0                  0                 0
Gabrielle U. Napolitano                                  0              0                  0                 0
Avi M. Nash                                              0              0                  0                 0
Trevor P. Nash                           UK              0              0                  0                 0
Warwick M. Negus                     Australia           0              0                  0                 0
Daniel M. Neidich                                        0              0                  0                 0
Kipp M. Nelson                                           0              0                  0                 0
Robin Neustein                                           0              0                  0                 0
Duncan L. Niederauer                                     0              0                  0                 0
Susan M. Noble                           UK              0              0                  0                 0
Suok J. Noh                                              0              0                  0                 0
Suzanne Nora Johnson                                     0              0                  0                 0
Christopher K. Norton                                    0              0                  0                 0
Michael E. Novogratz                                     0              0                  0                 0
Jay S. Nydick                                            0              0                  0                 0
Katherine K. Oakley                                      0              0                  0                 0
Alok Oberoi                            India             0              0                  0                 0
David Ogens                                              0              0                  0                 0
Jinsuk T. Oh                        South Korea          0              0                  0                 0
John C. O'Hara                                           0              0                  0                 0
Terence J. O'Neill                       UK              0              0                  0                 0
Timothy J. O'Neill                                       0              0                  0                 0
Richard T. Ong                        Malaysia           0              0                  0                 0
Ronald M. Ongaro                                         0              0                  0                 0
Donald C. Opatrny, Jr.                                   0              0                  0                 0
Daniel B. O'Rourke                                       0              0                  0                 0

                                                                     ITEM 8             ITEM 9
                                    ITEM 6             ITEM 7        SHARED             SOLE            ITEM 10
                                 CITIZENSHIP        SOLE VOTING      VOTING          DISPOSITIVE         SHARED
           ITEM 1               (UNITED STATES       POWER OF      POWER OF           POWER OF        DISPOSITIVE
      NAMES OF REPORTING       UNLESS OTHERWISE      UNCOVERED      UNCOVERED          UNCOVERED         POWER OF
          PERSONS                  INDICATED)          SHARES        SHARES             SHARES       UNCOVERED SHARES
----------------------------   ----------------     -----------    ----------        ------------    ----------------
Robert J. O'Shea                                          0               0                0                0
Joel D. Ospa                                              0               0                0                0
Greg M. Ostroff                                           0               0                0                0
Terence M. O'Toole                                        0               0                0                0
Robert J. Pace                                            0               0                0                0
Robert N. Packer                                          0               0                0                0
Gregory K. Palm                                           0               0                0                0
Mukesh K. Parekh                                          0               0                0                0
Geoffrey M. Parker                                        0               0                0                0
Melissa B. Patrusky                                       0               0                0                0
Henry M. Paulson, Jr.                                     0               0                0                0
David B. Philip                                           0               0                0                0
Paul A. Phillips                                          0               0                0                0
Alberto M. Piedra, Jr.                                    0               0                0                0
Stephen R. Pierce                                         0               0                0                0
Philip J. Pifer                                           0               0                0                0
Scott M. Pinkus                                           0               0                0                0
Timothy C. Plaut                     Germany              0               0                0                0
Andrea Ponti                        Italy/USA             0               0                0                0
Ellen R. Porges                                           0               0                0                0
Wiet H. M. Pot                   The Netherlands          0               0                0                0
Michael J. Poulter                     UK                 0               0                0                0
John J. Powers                                            0               0                0                0
Richard H. Powers                                         0               0                0                0
Michael A. Price                                          0               0                0                0
Scott S. Prince                                           0               0                0                0
Nomi M. Prins                                             0               0                0                0
Goran V. Puljic                                           0           1,000(10)            0            1,000(10)
Alok Puri                              UK                 0               0                0                0
Kevin A. Quinn                                            0               0                0                0
Stephen D. Quinn                                          0               0                0                0
John J. Rafter                       Ireland              0               0                0                0
Jonathan Raleigh                                          0               0                0                0
Dioscoro-Roy I. Ramos             Phillippines            0               0                0                0
Gregory G. Randolph                                       0               0                0                0
Charlotte P. Ransom                    UK                 0               0                0                0
Michael G. Rantz                                          0               0                0                0
Joseph Ravitch                                            0               0                0                0
Girish V. Reddy                                           0               0                0                0
Arthur J. Reimers III                                     0               0                0                0
Anthony John Reizenstein               UK                 0               0                0                0
James P. Riley, Jr.                                       0               0                0                0
Kimberly E. Ritrievi                                      0               0                0                0
John Rizner                                               0               0                0                0
Simon M. Robertson                     UK                 0               0                0                0


---------
10 Shared with family members.

                                                                     ITEM 8             ITEM 9
                                    ITEM 6             ITEM 7        SHARED             SOLE            ITEM 10
                                 CITIZENSHIP        SOLE VOTING      VOTING          DISPOSITIVE         SHARED
           ITEM 1               (UNITED STATES       POWER OF      POWER OF           POWER OF        DISPOSITIVE
      NAMES OF REPORTING       UNLESS OTHERWISE      UNCOVERED      UNCOVERED          UNCOVERED         POWER OF
          PERSONS                  INDICATED)          SHARES        SHARES             SHARES       UNCOVERED SHARES
----------------------------   ----------------     -----------    ----------        ------------    ----------------
J. David Rogers                                           0                0                0                 0
John F. W. Rogers                                         0                0                0                 0
Emmanuel Roman                    France                  0                0                0                 0
Eileen P. Rominger                                        0                0                0                 0
Pamela P. Root                                            0                0                0                 0
Ralph F. Rosenberg                                        0                0                0                 0
Jacob D. Rosengarten                                      0                0                0                 0
Richard J. Rosenstein                                     0                0                0                 0
Ivan Ross                                                 0                0                0                 0
Stuart M. Rothenberg                                      0                0                0                 0
Stuart R. Rubenstein                                      0                0                0                 0
Michael S. Rubinoff                                       0                0                0                 0
Ernest H. Ruehl, Jr.                                      0                0                0                 0
Paul M. Russo                                             0                0                0                 0
Richard M. Ruzika                                         0                0                0                 0
John C. Ryan                                              0                0                0                 0
Michael D. Ryan                                           0                0                0                 0
Katsunori Sago                     Japan                  0                0                0                 0
Pablo J. Salame                   Ecuador                 0                0                0                 0
J. Michael Sanders                                        0                0                0                 0
Allen Sangines-Krause             Mexico                  0                0                0                 0
Richard A. Sapp                                           0                0                0                 0
Joseph Sassoon                    Israel                  0                0                0                 0
Tsutomu Sato                       Japan                240                0              240                 0
Muneer A. Satter                                          0                0                0                 0
Jonathan S. Savitz                                        0                0                0                 0
Peter Savitz                                              0                0                0                 0
Paul S. Schapira                   Italy                  0                0                0                 0
P. Sheridan Schechner                                 1,000                0            1,000                 0
Gary B. Schermerhorn                                      0                0                0                 0
Mitchell I. Scherzer              Canada                  0                0                0                 0
Howard B. Schiller                                        0                0                0                 0
Jeffrey W. Schroeder                                      0                0                0                 0
Antoine Schwartz                  France                  0                0                0                 0
Eric S. Schwartz                                          0                0                0                 0
Harvey M. Schwartz                                        0                0                0                 0
Mark Schwartz                                             0                0                0                 0
Steven M. Scopellite                                      0                0                0                 0
David J. Scudellari                                       0                0                0                 0
Charles B. Seelig, Jr.                                    0                0                0                 0
Karen D. Seitz                                            0                0                0                 0
Randolph Sesson, Jr.                                      0                0                0                 0
Steven M. Shafran                                         0                0                0                 0

                                                                     ITEM 8             ITEM 9
                                    ITEM 6             ITEM 7        SHARED             SOLE            ITEM 10
                                 CITIZENSHIP        SOLE VOTING      VOTING          DISPOSITIVE         SHARED
           ITEM 1               (UNITED STATES       POWER OF      POWER OF           POWER OF        DISPOSITIVE
      NAMES OF REPORTING       UNLESS OTHERWISE      UNCOVERED      UNCOVERED          UNCOVERED         POWER OF
          PERSONS                  INDICATED)          SHARES        SHARES             SHARES       UNCOVERED SHARES
----------------------------   ----------------     -----------    ----------        ------------    ----------------
Richard S. Sharp                      UK                 0              0                  0                0
John P. Shaughnessy                                      0              0                  0                0
Robert J. Shea, Jr.                                      0              0                  0                0
James M. Sheridan                                        0              0                  0                0
Richard G. Sherlund                                      0              0                  0                0
Michael S. Sherwood                   UK                 0              0                  0                0
Michael H. Siegel                                        0              0                  0                0
Howard A. Silverstein                                    0              0                  0                0
Richard P. Simon                                         0              0                  0                0
Victor R. Simone, Jr.                                    0              0                  0                0
Dinakar Singh                                            0              0                  0                0
Ravi M. Singh                                            0              0                  0                0
Ravi Sinha                         India/USA             0              0                  0                0
Allen W. Sinsheimer                                      0              0                  0                0
Edward M. Siskind                                        0              0                  0                0
Christian J. Siva-Jothy               UK                 0              0                  0                0
Mark F. Slaughter                                        0              0                  0                0
Linda J. Slotnick                                        0              0                  0                0
Cody J Smith                                             0              0                  0                0
Derek S. Smith                                           0              0                  0                0
Michael M. Smith                                         0              0                  0                0
Sarah E. Smith                        UK                 0              0                  0                0
Trevor A. Smith                       UK                 0              0                  0                0
Randolph C. Snook                                        0              0                  0                0
Jonathan S. Sobel                                        0              0                  0                0
David M. Solomon                                         0              0                  0                0
Judah C. Sommer                                          0              0                  0                0
Theodore T. Sotir                                        0              0                  0                0
Daniel L. Sparks                                         0              0                  0                0
Marc A. Spilker                                          0              0                  0                0
Daniel W. Stanton                                        0              0                  0                0
Esta E. Stecher                                          0              0                  0                0
Fredric E. Steck                                         0              0                  0                0
Robert K. Steel                                          0              0                  0                0
Robert S. Stellato                                       0              0                  0                0
Joseph P. Stevens                                        0              0                  0                0
Raymond S. Stolz                                         0              0                  0                0
Steven H. Strongin                                       0              0                  0                0
Andrew J. Stuart                   Australia             0              0                  0                0

                                                                     ITEM 8             ITEM 9
                                    ITEM 6             ITEM 7        SHARED             SOLE            ITEM 10
                                 CITIZENSHIP        SOLE VOTING      VOTING          DISPOSITIVE         SHARED
           ITEM 1               (UNITED STATES       POWER OF      POWER OF           POWER OF        DISPOSITIVE
      NAMES OF REPORTING       UNLESS OTHERWISE      UNCOVERED      UNCOVERED          UNCOVERED         POWER OF
          PERSONS                  INDICATED)          SHARES        SHARES             SHARES       UNCOVERED SHARES
----------------------------   ----------------     -----------    ----------        ------------    ----------------
Patrick Sullivan                                         0              0                   0                 0
Hsueh J. Sung                     Taiwan                 0              0                   0                 0
George M. Suspanic                 Spain                 0              0                   0                 0
Peter D. Sutherland               Ireland                0              0                   0                 0
Andrew M. Swinburne                 UK                   0              0                   0                 0
Gene T. Sykes                                            0              0                   0                 0
Shahriar Tadjbakhsh                                      0              0                   0                 0
Ronald K. Tanemura                UK/USA                 0              0                   0                 0
John H. Taylor                                           0              0                   0                 0
Robert E. Taylor                                         0              0                   0                 0
Greg W. Tebbe                                            0              0                   0                 0
Kiyotaka Teranishi                                       0              0                   0                 0
Mark R. Tercek                                           0              0                   0                 0
Donald F. Textor                                         0              0                   0                 0
John A. Thain                                            0              0                   0                 0
Darren S. Thompson                                       0              0                   0                 0
John L. Thornton                                         0              0                   0                 0
Rory T. Tobin                     Ireland                0              0                   0                 0
Daisuke Toki                       Japan                 0              0                   0                 0
Massimo Tononi                     Italy                 0              0                   0                 0
John R. Tormondsen                                       0              0                   0                 0
Leslie C. Tortora                                        0              0                   0                 0
John L. Townsend III                                     0              0                   0                 0
Mark J. Tracey                      UK                   0              0                   0                 0
Stephen S. Trevor                                        0              0                   0                 0
Byron D. Trott                                           0              0                   0                 0
Michael A. Troy                                          0              0                   0                 0
Donald J. Truesdale                                      0              0                   0                 0
Robert B. Tudor III                                      0              0                   0                 0
Thomas E. Tuft                                           0              0                   0                 0
John Tumilty                        UK                   0              0                   0                 0
Barry S. Turkanis                                        0              0                   0                 0
Malcolm B. Turnbull              Australia             554              0                 554                 0
Christopher H. Turner                                    0              0                   0                 0
Thomas B. Tyree, Jr.                                     0              0                   0                 0
Harkanwar Uberoi                   India                 0              0                   0                 0
Kaysie P. Uniacke                                        0              0                   0                 0
John E. Urban                                            0              0                   0                 0
Hugo H. Van Vredenburch       The Netherlands            0              0                   0                 0
Lee G. Vance                                             0              0                   0                 0
Corrado P. Varoli                 Canada                 0              0                   0                 0
John J. Vaske                                            0              0                   0                 0

                                                                     ITEM 8             ITEM 9
                                    ITEM 6             ITEM 7        SHARED             SOLE            ITEM 10
                                 CITIZENSHIP        SOLE VOTING      VOTING          DISPOSITIVE         SHARED
           ITEM 1               (UNITED STATES       POWER OF      POWER OF           POWER OF        DISPOSITIVE
      NAMES OF REPORTING       UNLESS OTHERWISE      UNCOVERED      UNCOVERED          UNCOVERED         POWER OF
          PERSONS                  INDICATED)          SHARES        SHARES             SHARES       UNCOVERED SHARES
----------------------------   ----------------     -----------    ----------        ------------    ----------------
David A. Viniar                                        0                0                  0                 0
Barry S. Volpert                                       0                0                  0                 0
George H. Walker IV                                    0                0                  0                 0
Thomas B. Walker III                                   0                0                  0                 0
Berent A. Wallendahl                 Norway            0                0                  0                 0
David R. Walton                        UK              0                0                  0                 0
Hsueh-Ming Wang                                        0                0                  0                 0
Patrick J. Ward                                        0                0                  0                 0
Haruko Watanuki                      Japan             0                0                  0                 0
Edward F. Watts, Jr.                                   0              300(11)              0               300(11)
David M. Weil                                          0                0                  0                 0
John S. Weinberg                                       0                0                  0                 0
Peter A. Weinberg                                      0                0                  0                 0
Helge Weiner-Trapness                Sweden            0                0                  0                 0
Mark S. Weiss                                          0                0                  0                 0
George W. Wellde, Jr.                                  0                0                  0                 0
Bradley W. Wendt                                       0                0                  0                 0
Lance N. West                                          0                0                  0                 0
Peter Wheeler                          UK              0                0                  0                 0
Barbara A. White                                       0                0                  0                 0
A. Carver Wickman                                      0                0                  0                 0
Susan A. Willetts                                      0                0                  0                 0
Anthony G. Williams                    UK              0                0                  0                 0
Christopher G. Williams                UK              0                0                  0                 0
Gary W. Williams                                       0                0                  0                 0
Todd A. Williams                                       0                0                  0                 0
John S. Willian                                        0                0                  0                 0
Kenneth W. Willman                                     0                0                  0                 0
Kevin D. Willsey                                       0                0                  0                 0
Andrew F. Wilson                  New Zealand          0                0                  0                 0
Kendrick R. Wilson III                                 0                0                  0                 0
Jon Winkelried                                         0                0                  0                 0
Steven J. Wisch                                        0                0                  0                 0
Michael S. Wishart                                     0                0                  0                 0
Richard E. Witten                                      0                0                  0                 0
William H. Wolf, Jr.                                   0                0                  0                 0
Tracy R. Wolstencroft                                  0                0                  0                 0
Zi Wang Xu                        Canada/China         0                0                  0                 0
                                     (PRC)
Richard A. Yacenda                                     0                0                  0                 0
Tetsufumi Yamakawa                   Japan             0                0                  0                 0
Yasuyo Yamazaki                      Japan            11                0                 11                 0
Anne Yang                                              0                0                  0                 0
Xiang-Dong Yang                   China (PRC)          0                0                  0                 0


---------
11 Shared with family members.

                                    ITEM 6                                              ITEM 9
                                 CITIZENSHIP         ITEM 7                              SOLE           ITEM 10
                                (UNITED STATES     SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
 --------------------------     --------------     -----------    ----------------   ------------   ----------------
Danny O. Yee                                            0                                 0                 0
Jaime E. Yordan                                         0                0                0                 0
W. Thomas York, Jr.                                     0                0                0                 0
Paul M. Young                                           0                0                0                 0
Richard M. Young                                        0                0                0                 0
Michael J. Zamkow                                       0               50(12)            0                50(12)
Paolo Zannoni                       Italy               0                0                0                 0
Yoel Zaoui                          France              0                0                0                 0
Gregory H. Zehner                                       0                0                0                 0
Jide J. Zeitlin                                         0                0                0                 0
Joan H. Zief                                            0                0                0                 0
Joseph R. Zimmel                                        0                0                0                 0
James P. Ziperski                                       0                0                0                 0
Barry L. Zubrow                                         0                0                0                 0
Mark A. Zurack                                          0                0                0                 0

Shares held by 92 private            N/A                0            1,587,808            0           1,587,808
charitable foundations
established by 92 Covered
Persons each of whom is a
co-trustee of one or more of
such private charitable
foundations (13)

TRUSTS
------
2000 Carlos A. Cordeiro
    Grantor Retained Annuity
    Trust                                               0                0                0                 0
2000 Douglas W. Kimmelman
    Grantor Retained Annuity
    Trust                                               0                0                0                 0
2000 Girish V. Reddy Grantor
    Retained Annuity Trust                              0                0                0                 0
2000 James M. Sheridan
    Grantor Retained Annuity
    Trust                                               0                0                0                 0
2000 John A. Thain Grantor
    Retained Annuity Trust                              0                0                0                 0
2000 Mary Ann Casati Grantor
    Retained Annuity Trust                              0                0                0                 0

---------
12   Shared with family members.

13 Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                    ITEM 6                                              ITEM 9
                                 CITIZENSHIP         ITEM 7                              SOLE           ITEM 10
                                (UNITED STATES     SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
 --------------------------     --------------     -----------    ----------------   -----------    ----------------
The Alexander H. Witten 2000
    Trust                                               0                0                0                 0
The Alexander I. Berlinski
    2000 Trust                                          0                0                0                 0
The Alexander Litzenberger
    2000 Grantor Retained
    Annuity Trust                                       0                0                0                 0
The Alexander Litzenberger
    Remainder Trust                                     0                0                0                 0
The Alexandra D. Steel 2000
    Trust                                               0                0                0                 0
The Alexis Blood 2000 Trust                             0                0                0                 0
The Alyssa Blood 2000 Trust                             0                0                0                 0
The Amanda Liann Mead 2000
    Trust                                               0                0                0                 0
The Andrew M Alper 2000
    Annuity Trust I                                     0                0                0                 0
The Andrew M. Gordon 2000
    Family Trust                                        0                0                0                 0
The Anne R. Witten 2000 Trust                           0                0                0                 0
The Anne Sullivan Wellde
    2000 Trust                                          0                0                0                 0
The Arthur J. Reimers, III
    Defective Trust 2000                                0                0                0                 0
Arthur J. Reimers, III
    Grantor Retained Annuity
    Trust 2000                                          0                0                0                 0
Barry A. Kaplan 2000 Family
    Trust                                               0                0                0                 0
Barry A. Kaplan 2000 GRAT                               0                0                0                 0
The Benjamin H. Sherlund
    2000 Trust                                          0                0                0                 0
The Benjamin Kraus 2000 Trust                           0                0                0                 0
The Bradley Abelow Family
    2000 Trust                                          0                0                0                 0
The Carlos A. Cordeiro Trust                            0                0                0                 0
The Charlotte Steel 2000
    Trust                                               0                0                0                 0
The Charlotte Textor 2000
    Trust                                               0                0                0                 0

                                    ITEM 6                                              ITEM 9
                                 CITIZENSHIP         ITEM 7                              SOLE           ITEM 10
                                (UNITED STATES     SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
----------------------------    --------------     -----------    ----------------   -----------    ----------------
The Christopher A. Cole 2000
    Annuity Trust I                                     0                0                0                 0
The Christopher A. Cole 2000
    Family Trust                                        0                0                0                 0
The Christopher K. Norton
    2000 Family Trust                                   0                0                0                 0
The Christopher Palmisano
    2000 Grantor Retained
    Annuity Trust                                       0                0                0                 0
The Christopher Palmisano
    Remainder Trust                                     0                0                0                 0
The Christopher Ryan Tortora
    2000 Trust                                          0                0                0                 0
The Connie K. Duckworth 2000
    Annuity Trust I                                     0                0                0                 0
The Connie K. Duckworth 2000
    Family Trust                                        0                0                0                 0
The Constance A. Haydock
    2000 Trust                                          0                0                0                 0
The Daniel M. Neidich 2000
    Annuity Trust I                                     0                0                0                 0
The David B. Ford 2000
    Annuity Trust DTD as of
    6/16/2000                                           0                0                0                 0
The David G. Lambert 2000
    Annuity Trust I                                     0                0                0                 0
The David G. Lambert 2000
    Family Trust                                        0                0                0                 0
The David L. Henle 2000
    Annuity Trust I                                     0                0                0                 0
The David L. Henle 2000
    Family Trust                                        0                0                0                 0
The David M. Baum Family
    2000 Trust                                          0                0                0                 0
The David Viniar 2000
    Annuity Trust I                                     0                0                0                 0
The David W. Blood 2000
    Annuity Trust I                                     0                0                0                 0
The Donald F. Textor 2000
    Annuity Trust I                                     0                0                0                 0
The Douglas W. Kimmelman
    Trust                                               0                0                0                 0
The Eaddy Adele Kiernan 2000
    Trust                                               0                0                0                 0
The Edward C. Forst 2000
    Annuity Trust I                                     0                0                0                 0

                                    ITEM 6                                              ITEM 9
                                 CITIZENSHIP         ITEM 7                              SOLE           ITEM 10
                                (UNITED STATES     SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
---------------------------     --------------     -----------    ----------------   -----------    ----------------
The Edward C. Forst 2000
    Family Trust                                        0                0                0                 0
The Edward Scott Mead 2000
    Annuity Trust I                                     0                0                0                 0
Eff Warren Martin 2000
    Childrens Trust                                     0                0                0                 0
Eff Warren Martin 2000
    Grantor Retained Annuity
    Trust                                               0                0                0                 0
The Elizabeth Anne Corrigan
    2000 Trust                                          0                0                0                 0
The Elizabeth L. Heller 2000
    Trust                                               0                0                0                 0
The Elizabeth Lin Mead 2000
    Trust                                               0                0                0                 0
The Elizabeth Steel 2000
    Trust                                               0                0                0                 0
The Ellie Dorit Neustein
    2000 Trust                                          0                0                0                 0
The Emily Austen Katz 2000
    Trust                                               0                0                0                 0
The Emily Stecher 2000 Trust                            0                0                0                 0
The Emma M.L. Mead 2000 Trust                           0                0                0                 0
The Eric Fithian 2000 Trust                             0                0                0                 0
The Erin Marie Tormondsen
    2000 Trust                                          0                0                0                 0
The Esta Eiger Stecher 2000
    Annuity Trust I                                     0                0                0                 0
The Francis J. Ingrassia
    2000 Annuity Trust I                                0                0                0                 0
The Francis J. Ingrassia
    2000 Family Trust                                   0                0                0                 0
The Fredric E. Steck 2000
    Annuity Trust I                                     0                0                0                 0
The Fredric E. Steck 2000
    Family Trust                                        0                0                0                 0
Gary D. Cohn 2000 Family
    Trust                                               0                0                0                 0
Gary D. Cohn 2000 GRAT                                  0                0                0                 0
The Geoffrey T. Grant 2000
    Family Trust                                        0                0                0                 0
The George W. Wellde, Jr.
    2000 Annuity Trust I                                0                0                0                 0

                                    ITEM 6                                              ITEM 9
                                 CITIZENSHIP         ITEM 7                              SOLE           ITEM 10
                                (UNITED STATES     SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
                                    UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
           ITEM 1                 OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
----------------------------    --------------     -----------    ----------------   -----------    ----------------
The George William Wellde,
    III 2000 Trust                                      0                0                0                 0
Ghez 2000 GRAT                                          0                0                0                 0
Ghez 2000 Non-GST-Exempt
    Trust                                               0                0                0                 0
The Girish V. Reddy Trust                               0                0                0                 0
The Goldenberg 2000 Annuity
    Trust I                                             0                0                0                 0
The Goldenberg 2000 Family
    Trust                                               0                0                0                 0
The Gregory K. Palm 2000
    Annuity Trust I                                     0                0                0                 0
The Gregory K. Palm 2000
    Family Trust                                        0                0                0                 0
The Howard A. Silverstein
    2000 Annuity Trust I                                0                0                0                 0
The Howard A. Silverstein
    2000 Family Trust                                   0                0                0                 0
The Isabelle M.L. Mead 2000
    Trust                                               0                0                0                 0
The J. David Rogers 2000
    Annuity Trust I                                     0                0                0                 0
The James Alexander Mead
    2000 Trust                                          0                0                0                 0
The James M. Sheridan Trust                             0                0                0                 0
The James Nicholas Katz 2000
    Trust                                               0                0                0                 0
James P. Riley, Jr. 2000
    Family Trust                                        0                0                0                 0
James P. Riley, Jr. 2000 GRAT                           0                0                0                 0
The Jason Kraus 2000 Trust                              0                0                0                 0
The Jason William Tortora
    2000 Trust                                          0                0                0                 0
The Jeffrey D. Witten 2000
    Trust                                               0                0                0                 0
The Jennifer Lauren Alper
    2000 Trust                                          0                0                0                 0
The John A. Thain Trust                                 0                0                0                 0
The John L. Townsend, III
    2000 Annuity Trust I                                0                0                0                 0
The John R. Tormondsen 2000
    Annuity Trust I                                     0                0                0                 0

                                    ITEM 6                                              ITEM 9
                                 CITIZENSHIP         ITEM 7                              SOLE           ITEM 10
                                (UNITED STATES     SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
           ITEM 1                   UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
                                  OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
-----------------------------   --------------     -----------    ----------------   -----------    ----------------
The John R. Tormondsen, Jr.
    2000 Trust                                          0                0                0                 0
The John S. Weinberg 2000
    Annuity Trust I                                     0                0                0                 0
The John S. Weinberg 2000
    Family Trust                                        0                0                0                 0
The Jonathan G. Neidich 2000
    Trust                                               0                0                0                 0
The Jordan Viniar 2000 Trust                            0                0                0                 0
The Joseph Della Rosa 2000
    Annuity Trust I                                     0                0                0                 0
The Joseph Della Rosa 2000
    Family Trust                                        0                0                0                 0
The Joseph H. Gleberman 2000
    Annuity Trust I                                     0                0                0                 0
The Joseph H. Gleberman 2000
    Family Trust                                        0                0                0                 0
The Jun Makihara 2000 Family
    Trust                                               0                0                0                 0
The Karen Barlow Corrigan
    2000 Trust                                          0                0                0                 0
The Karen Rebecca Alper 2000
    Trust                                               0                0                0                 0
The Kathryn Margaret Wellde
    2000 Trust                                          0                0                0                 0
The Kelsey Fithian 2000 Trust                           0                0                0                 0
The Kenneth Litzenberger
    2000 Grantor Retained
    Annuity Trust                                       0                0                0                 0
The Kenneth Litzenberger
    Remainder Trust                                     0                0                0                 0
The Kimberly R. Textor 2000
    Trust                                               0                0                0                 0
The Kyle F. Textor 2000 Trust                           0                0                0                 0
The Lawrence R. Buchalter
    2000 Annuity Trust I                                0                0                0                 0
The Lawrence R. Buchalter
    2000 Family Trust                                   0                0                0                 0
The Lee G. Vance 2000
    Annuity Trust I                                     0                0                0                 0
The Lee G. Vance 2000 Family
    Trust                                               0                0                0                 0
The Leslie C. Tortora 2000
    Annuity Trust I                                     0                0                0                 0

                                    ITEM 6                                              ITEM 9
                                 CITIZENSHIP         ITEM 7                              SOLE           ITEM 10
                                (UNITED STATES     SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
           ITEM 1                   UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
                                  OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
 --------------------------     --------------     -----------    ----------------   -----------    ----------------
Lloyd C. Blankfein 2000
    Family Trust                                        0                0                0                 0
Lloyd C. Blankfein 2000 GRAT                            0                0                0                 0
The Louise Rice Townsend
    2000 Trust                                          0                0                0                 0
M. Roch Hillenbrand Trust
    f/b/o C. Justin
    Hillenbrand                                         0                0                0                 0
M. Roch Hillenbrand Trust
    f/b/o Molly D.
    Hillenbrand                                         0                0                0                 0
The Mallory G. Neidich 2000
    Trust                                               0                0                0                 0
Mark Dehnert Living Trust                               0                0                0                 0
The Mary Agnes Reilly
    Kiernan 2000 Trust                                  0                0                0                 0
The Mary Ann Casati Trust                               0                0                0                 0
The Matthew D. Rogers 2000
    Trust                                               0                0                0                 0
The Matthew Peter Mortara
    2000 Trust                                          0                0                0                 0
The Maya Bettina Linden 2000
    Trust                                               0                0                0                 0
The Merritt Moore Townsend
    2000 Trust                                          0                0                0                 0
The Mesdag Family Trust                                 0                0                0                 0
The Michael D. Ryan 2000
    Annuity Trust I                                     0                0                0                 0
The Michael D. Ryan 2000
    Family Trust                                        0                0                0                 0
The Michael J. Zamkow 2000
    Annuity Trust I                                     0                0                0                 0
The Michael J. Zamkow 2000
    Family Trust                                        0                0                0                 0
The Michael P. Mortara 2000
    Annuity Trust I                                     0                0                0                 0
The Michael Paul Mortara
    2000 Trust                                          0                0                0                 0
The Michael Stecher 2000
    Trust                                               0                0                0                 0
The Milton R. Berlinski 2000
    Annuity Trust I                                     0                0                0                 0
The Mossavar-Rahmani 2000
    Annuity Trust I                                     0                0                0                 0
The Mossavar-Rahmani 2000
    Family Trust                                        0                0                0                 0

                                    ITEM 6                                              ITEM 9
                                 CITIZENSHIP         ITEM 7                              SOLE           ITEM 10
                                (UNITED STATES     SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
           ITEM 1                   UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
                                  OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
---------------------------     --------------     -----------    ----------------   ------------   ----------------
The Natalie Cailyn Rogers
    2000 Trust                                          0                0                0                 0
The Nina B. Haydock 2000
    Trust                                               0                0                0                 0
The Peter C. Gerhard 2000
    Annuity Trust I                                     0                0                0                 0
The Peter C. Gerhard 2000
    Family Trust                                        0                0                0                 0
The Peter D. Kiernan, III
    2000 Annuity Trust I                                0                0                0                 0
The Peter Kiernan IV 2000
    Trust                                               0                0                0                 0
The Peter S. Kraus 2000
    Annuity Trust I                                     0                0                0                 0
The Philip D. Murphy 2000
    Annuity Trust I                                     0                0                0                 0
The Philip D. Murphy 2000
    Family Trust                                        0                0                0                 0
The Ralph F. Rosenberg 2000
    Annuity Trust I                                     0                0                0                 0
The Ralph F. Rosenberg 2000
    Family Trust                                        0                0                0                 0
The Randolph L. Cowen 2000
    Family Trust                                        0                0                0                 0
The Rebecca Viniar 2000 Trust                           0                0                0                 0
The Richard A. Sapp 2000
    Annuity Trust I                                     0                0                0                 0
The Richard A. Sapp 2000
    Family Trust                                        0                0                0                 0
The Richard E. Witten 2000
    Annuity Trust I                                     0                0                0                 0
The Richard G. Sherlund 2000
    Annuity Trust I                                     0                0                0                 0
The Robert K. Steel 2000
    Annuity Trust I                                     0                0                0                 0
The Robert B. Litterman 2000
    Annuity Trust I                                     0                0                0                 0
The Robert B. Litterman 2000
    Family Trust                                        0                0                0                 0
The Robert J. Hurst 2000
    Annuity Trust I                                     0                0                0                 0
The Robert J. Hurst 2000
    Family Trust                                        0                0                0                 0
The Robert J. Katz 2000
    Annuity Trust I                                     0                0                0                 0
The Robert J. O Shea 2000
    Annuity Trust I                                     0                0                0                 0
The Robert J. O Shea 2000
    Family Trust                                        0                0                0                 0

                                    ITEM 6                                              ITEM 9
                                 CITIZENSHIP         ITEM 7                              SOLE           ITEM 10
                                (UNITED STATES     SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
           ITEM 1                   UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
                                  OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
---------------------------    ---------------     -----------    ----------------   -----------    ----------------
The Robert J. Pace 2000
    Annuity Trust I                                     0                0                0                 0
The Robert J. Pace 2000
    Family Trust                                        0                0                0                 0
The Robin Neustein 2000
    Annuity Trust I                                     0                0                0                 0
The Sarah Delacy Kiernan
    2000 Trust                                          0                0                0                 0
The Sarah Rose Berlinski
    2000 Trust                                          0                0                0                 0
The Scott B. Kapnick 2000
    Annuity Trust I                                     0                0                0                 0
The Scott B. Kapnick 2000
    Family Trust                                        0                0                0                 0
Scott M. Pinkus 2000 Family
    Trust                                               0                0                0                 0
Scott M. Pinkus 2000 GRAT                               0                0                0                 0
The Stephen M. Neidich 2000
    Trust                                               0                0                0                 0
The Steven M. Heller, Jr.
    2000 Trust                                          0                0                0                 0
The Steven T. Mnuchin 2000
    Annuity Trust I                                     0                0                0                 0
The Steven T. Mnuchin 2000
    Family Trust                                        0                0                0                 0
The Stuart Mark Rothenberg
    2000 Annuity Trust I                                0                0                0                 0
The Stuart Mark Rothenberg
    2000 Family Trust                                   0                0                0                 0
The Terence M. O Toole 2000
    Annuity Trust I                                     0                0                0                 0
The Terence M. O Toole 2000
    Family Trust                                        0                0                0                 0
The Tess Augusta Linden 2000
    Trust                                               0                0                0                 0
Trust for the benefit of
    David Ford, Jr. under
    Indenture of Trust B of
    David B. Ford dated
    6/16/00                                             0                0                0                 0
Trust for the benefit of
    Jamie Ford under
    Indenture of Trust B of
    David B Ford dated as of
    6/16/00                                             0                0                0                 0

                                    ITEM 6                                              ITEM 9
                                 CITIZENSHIP         ITEM 7                              SOLE           ITEM 10
                                (UNITED STATES     SOLE VOTING         ITEM 8        DISPOSITIVE         SHARED
           ITEM 1                   UNLESS          POWER OF       SHARED VOTING       POWER OF       DISPOSITIVE
                                  OTHERWISE         UNCOVERED         POWER OF        UNCOVERED         POWER OF
 NAMES OF REPORTING PERSONS       INDICATED)         SHARES       UNCOVERED SHARES      SHARES      UNCOVERED SHARES
-----------------------------   --------------     -----------    ----------------   -----------    ----------------
The Walter H. Haydock 2000
    Annuity Trust I                                     0                0                0                 0
The Walter H. Haydock, Jr.
    2000 Trust                                          0                0                0                 0
The William C. Sherlund 2000
    Trust                                               0                0                0                 0
The William Keith
    Litzenberger 2000
    Grantor Retained Annuity
    Trust                                               0                0                0                 0
The William Keith
    Litzenberger Remainder
    Trust                                               0                0                0                 0
The Zachariah Cobrinik 2000
    Annuity Trust I                                     0                0                0                 0
The Zachariah Cobrinik
    Family 2000 Trust                                   0                0                0                 0


PARTNERSHIPS
Beech Associates, L.P.                                  0                0                0                 0
Daniel G. Brennan Family
    Limited Partnership                                 0                0                0                 0
Greenley Partners, L.P.                                 0                0                0                 0
HEMPA Limited Partnership                               0                0                0                 0
The Litzenberger Family
    Limited Partnership                                 0                0                0                 0
Mesdag Family Limited
    Partnership                                         0                0                0                 0
Mijen Family Partnership                                0                0                0                 0
The Rizner Family Limited
    Partnership                                         0                0                0                 0

         This Amendment No. 2 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 2 is being filed principally because on June 16, 2000, certain Covered Persons transferred Covered Shares to estate planning vehicles, which became parties to the Shareholders' Agreement referred to in Item 2 below.

Item 1.  Security and Issuer

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

Item 2.  Identity and Background

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA.

         Appendix A hereto also provides the citizenship of each Covered Person, if other than the United States. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. GS Inc. is a global investment banking and securities firm. Each of The Daniel G. Brennan Family Limited Partnership, Mark Dehnert Living Trust, Mijen Family Partnership and The Rizner Family Limited Partnership, and each other Covered Person who is not an individual (the "Estate Planning Covered Persons") is a trust or a limited partnership created by an Individual Covered Person solely for estate planning purposes. The Covered Persons listed in Appendix A under the caption "Partnerships" are limited partnerships of which an Individual Covered Person is general partner. Except as indicated on Annex A, the business address of each Covered Person for purposes of this Schedule is 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex B, during the last five years, no Covered Person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates , L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; and (iv) the Estate Planning Covered Persons have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

Item 4.  Purpose of Transactions

         The Individual Covered Persons, other than the Hull Covered Persons, acquired the Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired the Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

Item 5.  Interest in Securities of the Issuer

         (a) Rows (11) and (13) of the cover page to this Schedule and Appendix A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex C, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule and Appendix A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

         (c) Except as described in Annex D, no Covered Person has effected any transactions in Common Stock during the past 60 days.

         (d), (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, are filed as Exhibits to this Schedule 13D and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the former profit participating limited partners active in the business of Group L.P. in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The former profit participating limited partners active in the business of Group L.P. will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull. Under these restrictions, each such former profit participating limited partner and Hull Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by Estate Planning Covered Persons are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to the contribution or gift; the Partner Transfer Restrictions will lapse as to such Covered Shares on May 7, 2004. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee waived the Partner Transfer Restrictions in order to permit the transfers of Covered Shares to the Estate Planning Covered Persons. As a condition to these transfers, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Covered Persons through December 31, 2000 and thereafter are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, a Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as exhibits to this Schedule 13D and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each profit participating limited partner who was active in the business of Group L.P. on May 7, 1999 has pledged to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement are filed as exhibits to this Schedule 13D and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In addition, Masanori Mochida, a Covered Person, has pledged 135,428 shares of Common Stock (all of which are Uncovered Shares) to GS Inc. as security for a loan made by Group L.P. to him. The pledge agreement relating to such 135,428 shares is filed as an exhibit to this Schedule 13D and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT

         In connection with the donation of shares of Common Stock to charitable organizations discussed in footnote 4 on the cover page to this Schedule, GS Inc. entered into a Registration Rights Instrument and Supplemental Registration Rights Instrument. The following is a description of the Registration Rights Instrument, as supplemented. The Registration Rights Instrument and the Supplemental Registration Rights Instrument are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument, as supplemented, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument, as supplemented, to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act of 1933.

         GS Inc. may amend the Registration Rights Instrument and the Supplemental Registration Rights Instrument in any matter that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

Item 7.  Material to be Filed as Exhibits


     Exhibit                                                   Description

         A.          Shareholders' Agreement, dated as of May 7, 1999
                     (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial
                     Schedule 13D")).

         B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities
                     Association (incorporated by reference to Exhibit B to the Initial Schedule 13D).

         C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

         D.          Form of Agreement Relating to Noncompetition and Other
                     Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

         E.          Form of Pledge Agreement (incorporated by reference to
                     Exhibit 10.21 to the registration statement on Form S-1
                     (File No. 333-74449) filed by The Goldman Sachs Group,
                     Inc.).

         F.          Pledge Agreement, dated May 5, 1999, between Masanori
                     Mochida and The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit F to the Initial Schedule 13D).

         G. Registration Rights Instrument (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule
                     13D, filed December 17, 1999 (File No. 005-56295).

         H. Supplemental Registration Rights Instrument (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial
                     Schedule 13D, filed December 17, 1999 (File No. 005-56295).

         I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                     Group, L.P.

         J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P.
                     who are currently managing directors of The Goldman Sachs
                     Group, Inc.

         K. Power of Attorney (incorporated by reference to Exhibit I to Amendment No. 1 to the Initial Schedule 13D, filed
                     December 17, 1999 (File No. 005-56295).


                                                                         ANNEX A



ITEM 2(B). CERTAIN BUSINESS ADDRESSES



None.

                                                                         ANNEX B

ITEMS 2(D)
  AND 2(E).   INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C



ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS



SBCM holds 7,440,362 shares of Nonvoting Common Stock which, although immediately convertible into Common Stock, cannot currently be converted by SBCM due to restrictions imposed under the Bank Holding Company Act of 1956, as amended.

On June 21, 2000, 1,736,657 shares of Common Stock will be delivered pursuant to the terms of an equal number of restricted stock units. These shares of Common Stock will be Covered Shares.

                                                                         ANNEX D



ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED DURING THE LAST 60 DAYS BY THE COVERED PERSONS

On June 16, 2000, 17,723,711 Covered Shares were contributed or gifted to the Estate Planning Covered Persons by 83 Individual Covered Persons. The transfer restrictions were reimposed on such Covered Shares immediately upon the completion of the contribution or gift.

In addition, the following sales of shares of Common Stock were made by the following Covered Persons within the last 60 days through Goldman, Sachs & Co. for cash on the New York Stock Exchange:

  COVERED PERSON                      TRADE DATE                 NUMBER OF SHARES            PRICE PER SHARE

  John P. Curtin, Jr.                 May 11, 2000                      25,938                  $83.0474
  John P. Curtin, Jr.                 May 12, 2000                      25,000                   83.0469
  John P. Curtin, Jr.                 May 15, 2000                      25,000                   87.00
  John P. Curtin, Jr.                 June 14, 2000                     15,330                   90.0122
  John P. Curtin, Jr.                 June 15, 2000                      9,670                   90.00
  Charles T. Harris III               May 11, 2000                      10,375                   83.0474
  Charles T. Harris III               May 12, 2000                       5,000                   80.25
  Christopher K. Norton               June 14, 2000                     29,274                   90.0122
  Christopher K. Norton               June 15, 2000                     18,465                   90.00
  Peter Wheeler                       May 9, 2000                       20,000                   86.00
  Peter Wheeler                       May 10, 2000                      20,000                   83.00
  Peter Wheeler                       May 12, 2000                      10,000                   80.25
  Peter Wheeler                       May 12, 2000                      10,000                   80.25


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 21, 2000
                                                  By: /s/ Gregory K. Palm
                                                     --------------------------
                                                  Name:  Gregory K. Palm
                                                  Title: Attorney-in-Fact

                                  EXHIBIT INDEX

     Exhibit                            Description
--------------------------------------------------------------------------------

        A.          Shareholders' Agreement, dated as of May 7, 1999
                    (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial
                    Schedule 13D")).

        B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of
                    Bernice Pauahi Bishop and Kamehameha Activities Association
                    (incorporated by reference to Exhibit B to the Initial
                    Schedule 13D).

        C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

        D.          Form of Agreement Relating to Noncompetition and Other
                    Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

        E.          Form of Pledge Agreement (incorporated by reference to
                    Exhibit 10.21 to the registration statement on Form S-1
                    (File No. 333-74449) filed by The Goldman Sachs Group,
                    Inc.).

        F.          Pledge Agreement, dated May 5, 1999, between Masanori
                    Mochida and The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit F to the Initial Schedule 13D).


        G.          Registration Rights Instrument (incorporated by reference to
                    Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295).

        H. Supplemental Registration Rights Instrument (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial
                    Schedule 13D, filed December 17, 1999 (File No. 005-56295).

        I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                    Group, L.P.

        J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P.
                    who are currently managing directors of The Goldman Sachs
                    Group, Inc.

        K.          Power of Attorney (incorporated by reference to Exhibit I to
                    Amendment No. 1 to the Initial Schedule 13D, filed December
                    17, 1999 (File No. 005-56295).
